As filed with the Securities and Exchange Commission on March 10, 2016

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE OAKS BANCORP

(Exact name of registrant as specified in its charter)

California	77-0388249
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1222 Vine Street
Paso Robles, California 93446

(Address, including zip code, of Principal Executive Offices)

HERITAGE OAKS BANCORP 2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Simone Lagomarsino
Heritage Oaks Bancorp
President and Chief Executive Officer
1222 Vine Street
Paso Robles, California 93446
(805) 239-5200
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jordan E. Hamburger, Esq.

Manatt, Phelps & Phillips, LLP
11355 W. Olympic Blvd.
Los Angeles, CA 90064
(310) 312-4331
(310) 914-5821—facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	2,500,000	$7.36	$18,387,500	$1,851.62

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act. The computation with respect to unissued awards is based upon the average high and low sale prices of the registrant’s common stock as reported on the NASDAQ Capital Market on March 8, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Heritage Oaks Bancorp 2015 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). These documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously or concurrently filed by Heritage Oaks Bancorp (the “Registrant”) with the Commission are hereby incorporated by reference in this Registration Statement and the prospectus to which this Registration Statement relates (the “Prospectus”):

(a)	The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2015 filed March 4, 2016 (File No. 000-25020);

(b)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form S-1 filed with the Commission under section 12(g) of the Exchange Act on August 7, 2015 (File No. 333-206223), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” and not “filed” for purposes of the Exchange Act) after the filing of this Registration Statement, and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and/or the Prospectus.

The Registrant shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference into this Registration Statement and/or the Prospectus). Requests should be directed to: Greg Gehlmann, Corporate Secretary, Heritage Oaks Bancorp, 1222 Vine Street, Paso Robles, California 93446, (805) 369-5238.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

2

Item 6.	Indemnification of Directors and Officers.

Registrant, as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation, or in defense of any claim, issue, or matter arising as part of such legal proceeding, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against an agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and other agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or other agent for such expenses.

The Articles of Incorporation and Bylaws of the Registrant provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

The Registrant presently maintains a policy of directors’ and officers’ liability insurance that provides coverage to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. No.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits in the Exhibit Index to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings

(a)     The undersigned Registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of

Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in such information in this Registration

3

Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in Reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.     That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act o and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Luis Obispo, State of California on March, 10, 2016.

HERITAGE OAKS BANCORP

By:

/s/ SIMONE F. LAGOMARSINO
Simone F. Lagomarsino
President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Simone F. Lagomarsino and Gregory Gehlmann, with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 10, 2016.

/s/ Michael J. Morris	Chairman of the Board
MICHAEL J. MORRIS

/s/ Donald H. Campbell	Vice Chairman of the Board
DONALD H. CAMPBELL

/s/ Simone F. Lagomarsino	Director, President and Chief Executive Officer
SIMONE F. LAGOMARSINO	(Principal Executive Officer)

/s/ Jason Castle	Executive Vice President and Chief Financial Officer
JASON CASTLE	(Principal Financial Officer)

/s/ Michael J. Behrman, M.D.	Director
MICHAEL J. BEHRMAN, M.D.

/s/ Mark C. Fugate	Director
MARK C. FUGATE

/s/ Howard N. Gould	Director
HOWARD GOULD

/s/ Dolores T. Lacey	Director
DOLORES T. LACEY

/s/ James J. Lynch	Director
JAMES J. LYNCH

/s/ Daniel J. O’Hare	Director
DANIEL J. O’HARE

/s/ Michael E. Pfau	Director
MICHAEL E. PFAU

/s/ Alexander F. Simas	Director
ALEXANDER F. SIMAS

/s/ Stephen Yost	Director
STEPHEN YOST

II-1

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

Articles of Incorporation of Heritage Oaks Bancorp incorporated by reference from Exhibit 3.1a to Registrant’s Registration Statement on Form S-4 filed with the SEC on April 8, 1994, Commission File No. 33-77504.

4.2

Amendment to the Articles of Incorporation of Heritage Oaks Bancorp incorporated by reference from an exhibit to Registrant’s 10-KSB for the year ended December 31, 1997 filed with the SEC on March 27, 1998, Commission File No. 000-25020.

4.3

Certificate of Amendment of Articles of Incorporation of Heritage Oaks Bancorp incorporated by reference from an exhibit to the Registrant’s Form 8-K filed with the SEC on March 5, 2009, Commission File No. 000-25020.

4.4

Certificate of Amendment of Articles of Incorporation of the Company, incorporated by reference from an exhibit to Registrant’s Form 8-K filed with the SEC on June 11, 2010, Commission File No. 000-25020.

4.5	Bylaws, as amended, of Heritage Oaks Bancorp incorporated by reference from the Registrant’s Registration Statement on Form S-3, filed with the SEC on April 23, 2009, Commission File No. 333-158732.

4.6	Amendment to Article 3.3 of the Bylaws of Heritage Oaks Bancorp, incorporated by reference from the Form 8-K filed with the SEC on May 24, 2013, Commission File No. 000-25020.

4.7

Heritage Oaks Bancorp 2015 Equity Incentive Plan incorporated by reference from Appendix A to Registrant’s Proxy Statement included on Form DEF-14A filed with the SEC on April 30, 2015, Commission File No. 000-25020.**

4.8	Form of Stock Option Agreement for Heritage Oaks Bancorp 2015 Equity Incentive Plan**

4.9	Form of Restricted Stock Agreement for Heritage Oaks Bancorp 2015 Equity Incentive Plan**

5.1	Opinion of Manatt, Phelps & Phillips, LLP*

23. 1	Consent of Crowe Horwath LLP*

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).

*Filed herewith

**Management contract or compensatory plan agreement.

II-2